November 6, 2018

RAVE Restaurant Group, Inc. Reports First Quarter

2019 Financial Results

RAVE sees improvements in comparable store retail sales and net income

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today reported financial results for the first quarter of fiscal 2019 ended September 23, 2018.

First Quarter Highlights:

•	RAVE total comparable store retail sales increased 1.1% in the first quarter of fiscal 2019 compared to the same period of the prior year.
•	Pizza Inn domestic comparable store retail sales increased 2.3% in the first quarter of fiscal 2019 compared to the same period of the prior year despite adverse impacts from Hurricane Florence. Total domestic retail sales increased 0.4%.
•	Pie Five comparable store retail sales decreased 1.8% in the first quarter of fiscal 2019 compared to the same period of the prior year, while total system-wide retail sales decreased 6.4%.
•	Total revenue decreased by $2.4 million to $3.0 million for the first quarter of fiscal 2019 compared to $5.4 million for the same period of the prior year primarily driven by reduced Company-owned store count.
•	Net income improved by $0.5 million to $0.1 million for the first quarter of fiscal 2019 compared to a net loss of $0.4 million for the same period of the prior year.
•	On a fully diluted basis, the Company had net income of $0.01 per share for the first quarter of fiscal 2019 compared to a net loss of $0.03 per share for the same period of the prior year.
•	EBITDA of $0.3 million for the first quarter of fiscal 2019 was an increase of $0.3 million from the same period of the prior year.
•	Adjusted EBITDA of $0.5 million for the first quarter of fiscal 2019 was a $0.2 million decrease from the same period of the prior year primarily driven by the prior year's $0.7 million in revenue for franchise and development fees, including defaulted area development agreements, partially offset by savings in Corporate general and administrative expenses and income improvement in Company-owned stores.
•	There was no net change in domestic Pizza Inn unit count during the first quarter of fiscal 2019, ending at 153 stores.
•	International Pizza Inn unit count decreased by seven to 51 as of September 23, 2018.
•	Pie Five unit count decreased by two to end the first quarter of fiscal 2019 at 71.

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RAVE Restaurant Group, Inc. (NASDAQ: RAVE) today announced results for its first quarter of fiscal 2019 ended September 23, 2018. RAVE total comparable store retail sales increased 1.1% in the first quarter of fiscal 2019 compared to the same period of the prior year.

The Company’s net income in the first quarter of fiscal 2019 of $0.1 million, or $0.01 per diluted share, was an increase of $0.5 million, or $0.04 per diluted share, compared to the same period of the prior year.

EBITDA of $0.3 million for the first quarter of fiscal 2019 was a $0.3 million increase from the same period of the prior year.

Adjusted EBITDA of $0.5 million for the first quarter of fiscal 2019 was a $0.2 million decrease from the same period of the prior year primarily driven by the prior year's $0.7 million in revenue for franchise and development fees, including defaulted area development agreements, partially offset by savings in Corporate general and administrative expenses and income improvement in Company-owned stores.

“We are very pleased with the positive momentum at all Rave brands,” said Scott Crane, Chief Executive Officer for RAVE Restaurant Group, Inc. “Our leadership team is seeing progress with new initiatives and positive trends in overall comparable store retail sales. We are confident that Pizza Inn, Pie Five, and PIE are now poised for accelerated growth.”

First Quarter Fiscal 2019 Operating Results

Pizza Inn comparable store and total domestic retail sales increased by 2.3% and 0.4%, respectively, during the first quarter of fiscal 2019 compared to the same period of the prior year.

“Despite negative impacts from Hurricane Florence, Pizza Inn had its seventh consecutive quarter of growth in comparable store retail sales. We can firmly say that we are on the right track,” said Bob Bafundo, President of RAVE Restaurant Group, Inc. “Previous momentum from all-day buffet, online ordering, and remodeled franchise locations continued through the first quarter. This positive traction has reinvigorated our franchise base, providing tailwinds for higher sales. In addition, we’ve seen a strong adoption by franchisees of our new point-of-sale system which is giving us meaningful consumer data and analytics to further refine our strategy.”

The Company continued its growth of the Pizza Inn Express concept, or PIE, that it debuted in the last quarter with three additional units.

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“Enthusiasm for the PIE concept continued this quarter,” said Bafundo. “Feedback from operators has been very optimistic and we have a pipeline of potential new licensees that should fuel growth. We also see the key opportunity for increased expansion with multi-unit licensees.”

Pie Five comparable store and system-wide retail sales decreased by 1.8% and 6.4%, respectively, for the first quarter of fiscal 2019 compared to the same period of the prior year.

“We believe that Pie Five is turning a corner,” said Crane. “The response to our low-carb cauliflower crust, online ordering, delivery, and 14” large shareable pizzas has exceeded our expectations. We are not slowing down and are already testing additional new products such as an innovative calzone concept that we hope to deliver to the system in the near future.”

Consolidated revenues decreased $2.4 million, or 44.9%, for the first quarter of 2019. The decrease in total revenues was driven by the reduction in the number of Company-owned stores and revenue recognized from defaulted area development agreements in the prior year, partially offset by advertising fund contributions and convention fund contributions that were previously recorded as an offset to franchise expenses prior to the adoption of ASU 2014-09 and Topic 606. See “Revenue Recognition and Income Statement Presentation” section below for more details.

The improved net income in the quarter ended September 23, 2018 over the prior year of $0.5 million was primarily due to improvements in the Company-owned restaurants segment and reduced general and administrative expenses.

“Our first location of the new ‘Goldilocks’ prototype opened last week,” said Bafundo. “Our long-term plan is to continue to evolve this new model which we believe has tremendous potential for lowering start-up and operating costs. We are pushing the accelerator on this business model to take full advantage of the store-level economics and uptick in off-premise dining in the restaurant industry. We believe that speed and simplicity with a limited menu and an emphasis on carry-out, online ordering and third-party delivery will be a win for Pie Five.”

Revenue Recognition and Income Statement Presentation

On June 25, 2018, the Company adopted ASU 2014-09 and Topic 606 using the modified retrospective transition method. Results for reporting periods beginning after June 25, 2018 are presented in accordance with Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with historical accounting under Topic 605, Revenue Recognition.

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A cumulative effect adjustment of $1.6 million was recorded as a reduction to retained earnings as of June 25, 2018 to reflect the impact of adopting Topic 606. The impact of applying Topic 606 for the quarter ended September 23, 2018, was an increase in revenues of $450 thousand and an increase in pre-tax income of $31 thousand.

Additional detail on the adoption and fiscal 2019 impact of the new revenue recognition standard can be found in the Company’s Form 10-Q for the quarterly period ended September 23, 2018 filed with the SEC.

Development Review

During the first quarter of fiscal 2019, the number of Pizza Inn domestic units remained constant at 153, while international units decreased by seven to 51 units.

“It’s exciting to see a strong development pipeline for Pizza Inn,” said Bafundo. “Our newest Pizza Inn prototype recently debuted in our home market and we have an additional location with the new design slated to open next month. We also have data indicating that remodeled locations are seeing increased traffic and sales, which is spurring interest from existing franchisees.”

In the first quarter of fiscal 2019, Pie Five domestic unit count declined by a net of two units, closing the quarter with 71 restaurants.

“Pie Five has a third international commitment in an airport.” said Bafundo. “The new location will be our fourth airport installation and will also include a PIE kiosk. We are optimistic about non-traditional growth opportunities for both Pie Five and PIE.”

Conference Call

A conference call and audio webcast have been scheduled to discuss these results. Details of the conference call are as follows:

Date:	Tuesday, November 6, 2018
Time:	5 p.m. Central Standard Time
Dial-In #:	1-844-492-3725 U.S. & Canada
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1-412-317-5108 International

The conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.

The Company considers EBITDA and Adjusted EBITDA to be important supplemental measures of operating performance that are commonly used by securities analysts, investors and other parties interested in our industry. The Company believes that EBITDA is helpful to investors in evaluating its results of operations without the impact of expenses affected by financing methods, accounting methods and the tax environment. The Company believes that Adjusted EBITDA provides additional useful information to investors by excluding non-operational or non-recurring expenses to provide a measure of operating performance that is more comparable from period to period. Management also uses these non-GAAP financial measures for evaluating operating performance, assessing the effectiveness of business strategies, projecting future capital needs, budgeting and other planning purposes.

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss sale of assets, costs related to impairment, discontinued operations and closed and non-operating store costs. A reconciliation of these non-GAAP financial measures to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties

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and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates, franchises and/or licenses approximately 275 Pie Five Pizza Co. and Pizza Inn restaurants and kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:

Investor Relations

RAVE Restaurant Group, Inc.

469-384-5000